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                                                                      Exhibit 11

                       CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Trustees of

The Kenwood Funds - The Kenwood Growth & Income Fund

     We consent to the incorporation by reference in Post-Effective Amendment No. 3 to the Registration Statement of The Kenwood Funds on Form N-1A of our report dated May 23, 1997 on our audit of the financial statements and financial highlights of the Kenwood Growth & Income Fund, which report is included in the Annual Report to Shareholders for the year ended April 30, 1997, which is incorporated by reference in the Registration Statement. We also consent to the reference to our Firm under the caption "Auditors" in the Statement of Additional Information.


                                                COOPERS & LYBRAND L.L.P.

August 14, 1997